Exhibit 99.2

233 South Wacker Drive,

Suite 4900, Chicago, IL 60606, United States

telephone +1 312 496 1200

facsimile +1 312 496 1290

www.heidrick.com

September 21, 2017

Tracy R. Wolstencroft

Address on File with the Company

Dear Tracy:

On behalf of Heidrick & Struggles International, Inc. (“HSII” or the “Company”), I am writing to confirm the terms of your agreement with the Company regarding certain modifications to your outstanding equity awards in connection with your July 6, 2017 retirement as the Company’s President and Chief Executive Officer (“CEO”) and your continued service as Chairman of the Company’s Board of Directors (the “Board”). Specifically, you and the Company hereby confirm that your outstanding time-vesting restricted stock units (“RSUs”) and performance stock units (“PSUs”) will be modified to reflect the following terms:

1.	2014 RSUs: The unvested portion of the RSUs granted to you on February 3, 2014 will remain outstanding pursuant to their existing terms and will remain eligible to vest under the terms set forth under your award agreement covering such grant, subject to your continued service on the Board through the relevant vesting dates. Accordingly, you will remain eligible to vest in 41,667 RSUs on each of February 3, 2018 and February 3, 2019, subject to your continued service on the Board through such vesting dates.

2.	2015 and 2016 RSUs: A pro-rata portion (reflecting the portion of the vesting period for which you served as CEO) of your remaining unvested RSUs that were granted to you on March 9, 2015 and March 9, 2016 will remain outstanding and eligible to vest under the terms set forth under your award agreements covering such grants, subject to your continued service on the Board through the relevant vesting dates. Specifically, you will remain eligible to vest in the following number of RSUs on the vesting dates set forth below:

RSU Grant Date	Future Vesting Date	Number of RSUs Remaining Eligible to Vest
March 9, 2015	March 9, 2018	3,711
March 9, 2016	March 9, 2018	4,158
March 9, 2016	March 9, 2019	2,079

All other unvested RSUs covered by your March 9, 2015 and March 9, 2016 grants will be forfeited by you.

3.	2015 and 2016 PSUs: A pro-rata portion (reflecting the portion of the vesting period for which you served as CEO) of the target number of PSUs that were granted to you on March 9, 2015 and March 9, 2016 will remain outstanding and eligible to vest under the terms set forth under your award agreements covering such grants, subject to your continued service on the Board through the relevant vesting dates (but the performance vesting terms and the performance multipliers set forth under the award agreements will cease to apply). Specifically, you will remain eligible to vest in the following number of PSUs on the vesting dates set forth below:

PSU Grant Date	Future Vesting Date	Number of PSUs Remaining Eligible to Vest
March 9, 2015 (2015-2017 Performance Cycle)	December 31, 2017	29,914
March 9, 2016 (2016-2018 Performance Cycle)	December 31, 2018	20,093

All other PSUs covered by your March 9, 2015 and March 9, 2016 grants will be forfeited by you.

4.	2017 RSUs and PSUs: You hereby agree that you will forfeit all of the RSUs and PSUs that were granted to you on March 9, 2017.

Tracy, on behalf of the entire Board of Directors, let me express our thanks for your volunteering to these modifications. We sincerely appreciate your spirit of cooperation throughout this transition and your steadfast commitment to the best interests of the firm.

Except as set forth above, your outstanding RSUs and PSUs will remain outstanding subject to the existing terms of the award agreements and stock plan governing such awards.

Sincerely,

/s/ Richard I. Beattie

Richard I. Beattie

Lead Independent Director

I hereby agree to the modifications to my RSUs and PSUs as outlined in this agreement.

/s/Tracy R. Wolstencroft	September 21, 2017
Tracy R. Wolstencroft	Date

Copy: Stephen W. Beard, General Counsel & Chief Administrative Officer

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